Exhibit 99.1

Media Relations: Bobbie Collins 212-810-8155	Investor Relations: Ellen Taylor 212-810-3815

BlackRock Reports Fourth Quarter Diluted EPS of $3.05 ($3.06 as adjusted)

Full Year Diluted EPS of $12.37 ($11.85 as adjusted)

Operating Margin of 36.3% (40.0% as adjusted) for Fourth Quarter 2011

Assets Under Management of $3.513 Trillion at December 31, 2011

New York, January 19, 2012 — BlackRock, Inc. (NYSE:BLK) today reported full year diluted EPS of $12.37, up 17% from 2010. Fourth quarter 2011 net income(1) of $555 million was down 7% from third quarter 2011 and 16% from a year ago. Operating income for the fourth quarter and full year 2011 was $808 million and $3.2 billion, respectively. The full year 2011 operating margin was 35.8%. In the fourth quarter, BlackRock repurchased approximately 618,000 shares.

As adjusted(2) results.	Full year 2011 operating income of $3.4 billion improved $225 million, or 7%, and diluted EPS of $11.85 improved 8% compared with 2010. Fourth quarter diluted EPS was $3.06, including operating income of $3.14 per diluted share and net non-operating expense of $0.08 per diluted share. Operating margin was 39.7% for full year 2011, an improvement compared with 2010. Fourth quarter 2011 results include restructuring charges (not included in as adjusted results) of $32 million related to a 3.4% reduction in the fourth quarter work force. For the full year, BlackRock continued to make investments in focus areas, which is reflected in the net addition of over 900 employees during the year.

“We finished 2011 with solid annual revenue and earnings growth despite challenging market conditions, particularly in the second half of the year,” said Laurence D. Fink, Chairman and CEO of BlackRock. “Our results reinforce the underlying strength and momentum of our diversified client-focused model. Our mix of businesses, together with unparalleled risk management capabilities and a sharp focus on execution, have allowed us to deliver strong results through highly challenging market cycles. This momentum was reflected in the fourth quarter as we generated net inflows of $23.8 billion in long term net new business. In addition, with the investments made over the course of 2011, we remain well positioned to execute against key themes driving our industry in the coming years.”

Assets under management (“AUM”) closed the quarter at $3.513 trillion, up 5% since third quarter-end and down 1% since year-end 2010. Results reflected strong inflows of $23.8 billion in long-term products (equity, fixed income, multi-asset class and alternative investments) and a $143.3 billion improvement in market and investment performance. Total net inflows of $24.6 billion included $10.9 billion of inflows in cash management largely offset by $10.1 billion of planned distributions in our advisory business. For the year, we recorded $67.3 billion of long-term net new business, before giving effect to the final BGI merger-related outflows of $28.3 billion recorded in the first half of the year.

The table below presents AUM and a comparison of GAAP and as adjusted results for certain financial measures.

						Full Year Ended
	Q4	Q4%		Q3%		December 31,		%
	2011	2010	Change	2011	Change	2011	2010	Change
AUM	$3,512,681	$3,560,968	(1%)	$3,345,067	5%	$3,512,681	$3,560,968	(1%)

GAAP basis:
Revenue	$2,227	$2,493	(11%)	$2,225	—%	$9,081	$8,612	5%
Operating income	$808	$940	(14%)	$777	4%	$3,249	$2,998	8%
Net income(1)	$555	$657	(16%)	$595	(7%)	$2,337	$2,063	13%
Diluted EPS	$3.05	$3.35	(9%)	$3.23	(6%)	$12.37	$10.55	17%

As Adjusted:
Operating income(2)	$841	$962	(13%)	$849	(1%)	$3,392	$3,167	7%
Net income(1)(2)	$558	$670	(17%)	$521	7%	$2,239	$2,139	5%
Diluted EPS(2)	$3.06	$3.42	(11%)	$2.83	8%	$11.85	$10.94	8%

(1)	Net income represents net income attributable to BlackRock, Inc.
(2)

See notes (a) through (e) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 9 through 12 for more information on as adjusted items and the reconciliation to GAAP.

The net new business pipeline totaled $54.3 billion at January 12, 2012, before giving effect to the previously announced $40 billion institutional fixed income index redemption notice from a single client that intends to insource their business over time. The pipeline included $7.9 billion of mandates that funded since quarter end, including strong flows from iShares® and domestic retail and high net worth clients as well as $46.4 billion of awards to be funded. Of this total, the pipeline reflected 97% in long-term products and 3% in cash management and advisory assignments. BlackRock Solutions® (“BRS”) pipeline of contracts and proposals remains robust and reflects 14 net new assignments added during the quarter.

“Our strategic focus on ETFs, retirement, income, multi-asset solutions, and alternatives is bearing fruit across our platform. In this volatile and rapidly changing environment, clients are increasingly seeking investment partners who can offer a full array of cost-effective products, customized solutions, world-class advice and risk management products, which we are uniquely positioned to provide.

“With volatile markets and low interest rates, investors also continue to seek more efficient investment alternatives – particularly in fixed income strategies. This was especially evident in the fourth quarter, with passive strategies gaining $45.3 billion in net inflows, including $20.1 billion across our global iShares platform. For the year, iShares maintained its global leadership position and delivered net inflows of $53 billion highlighted by organic growth of 18% in EMEA and 7% in the Americas.

“Sovereign uncertainty across Europe and an increasing focus on risk management also led to unique opportunities for BlackRock Solutions where momentum continued to build throughout 2011 across an increasingly global client base. BlackRock Solutions achieved record revenues of $510 million for full year 2011, including our first two Aladdin assignments in Japan and an increase in our advisory mandates in Europe taking our installed client base to over 165 institutions. Assets on our Aladdin platform ended the year at $10.2 trillion.

“While our teams continue to execute on our strategic focus areas and drive momentum across the business, we are not immune to the volatility of the markets, which weighed on the industry-wide performance of active managers. We saw reduced performance fees in the fourth quarter, and market uncertainty also affected both retail and institutional investor behavior and in many instances investors delayed or postponed near term investment decisions. Still, we anticipate more active dialogues in the year ahead and BlackRock is ideally positioned to assist clients as they look to allocate assets in this challenging market.

“We are also well-positioned to continue to deliver for our shareholders while investing for future growth with strong cash flow estimated to be $2.7 billion in 2011. During the year we consistently demonstrated our commitment to strong capital management and driving enhanced shareholder value. We delivered a dividend payout ratio of 43% during the year and repurchased nearly 14.2 million shares including 618,000 in the fourth quarter.

“For us, 2011 was also a year of investment to align ourselves for the new opportunities we see and to drive global integration. Consistent with our commitment to continually expand and enhance our talent base to support our clients, we added over 900 employees during the year, including strategic focus areas such as iShares, alternatives, institutional sales and Asia. Just last week, we announced our planned purchase of Claymore Investments which will further diversify our iShares’ product offerings in key strategic focus areas in the attractive, high-growth Canadian marketplace. At the same time, we are leveraging opportunities across our platform to drive further global integration and efficiencies through activities such as realigning organizational structures, leveraging best-in-class practices, relocating operations into lower-cost centers of excellence and developing differentiated operational and trading efficiencies that enable us to deliver enhanced alpha. We also remain committed to serving as a strong advocate for our clients in this increasingly complex regulatory and political environment and to ensuring that their interests are represented as the changing landscape unfolds.

“As we enter 2012, improved economic indicators have served to provide greater market stability and the environment feels more constructive overall, but it is likely that political and regulatory dynamics, persistent low-rates, continued divergence between developing and developed economies and protracted periods of heightened volatility will remain key factors. Still, the continued investments we have made in people, technology and products give us greater confidence in BlackRock’s ability to continue to perform through a wide range of environments and ultimately deliver exceptional value for clients and shareholders. BlackRock’s employees have remained intensely focused on serving our clients, and I want to once again express my gratitude and admiration for their commitment to our clients and the Firm.”

Fourth Quarter Business Highlights

Long-term AUM increased 6%, or $167.2 billion, to $3.138 trillion at December 31, 2011, reflecting $23.8 billion of net new business and $143.3 billion of market and foreign exchange gains. Cash management AUM grew 4% in the quarter while advisory AUM declined 7%. For the year, long-term net inflows were $67.3 billion, before giving effect to the final merger-related outflows recorded in the first half of the year, and were partially offset by $32.3 billion of market valuation losses. Cash management AUM declined 9% and advisory AUM declined 20% in 2011.

•

Equity AUM grew 8%, or $118.9 billion, to $1.560 trillion driven by $106.1 billion of market and foreign exchange valuation gains. Net inflows of $12.8 billion reflected $21.0 billion of net inflows into index products, partially offset by $8.2 billion of net outflows from active products. These outflows were largely driven by scientific active equity (“SAE”) despite continuing improvements in performance, as evidenced by 56%, 54% and 43% of SAE AUM performing above benchmark or peer median for the one-, three- and five-year periods ended December 31, 2011. Fundamental active equity performance has been affected by the recent market volatility, with 44%, 53% and 86% of AUM performing above the benchmark or peer median for the one-, three- and five-year periods ended December 31, 2011. Our passive performance remained strong for all time periods as 97%, 86% and 98% of AUM was within or above tolerance for the one-, three- and five-year periods ended December 31, 2011. In the full year 2011, we generated $24.1 billion of net inflows, before the effect of merger-related outflows.

•

Fixed income AUM rose $42.7 billion or 4% to $1.248 trillion, largely reflecting $32.9 billion in market and foreign exchange valuation gains. Net inflows of $9.8 billion included $23.9 billion of net inflows into passive products partially offset by $14.1 billion of outflows from active products, largely in local currency, U.S. targeted duration and U.S. core bond mandates. Active taxable fixed income strategies had 48%, 78% and 46% of AUM performing above the benchmark or peer median for the one-, three- and five-year periods ended December 31, 2011 while our active tax-exempt business showed strong results with 61%, 71% and 74% of AUM above the benchmark or peer median for the same time periods. Our passive performance is strong with 96%, 85% and 91% of AUM was at or above tolerance for the one-, three- and five-year periods ended December 31, 2011. In the full year, fixed income net inflows of $4.3 billion, before the effect of merger-related outflows benefited from $102.6 billion of market valuation gains.

•

Multi-asset AUM increased 5% to $225.2 billion during the quarter as net new business of $4.1 billion was augmented by $5.9 billion in market and foreign exchange valuation gains. Net new inflows reflected continued strength in global allocation and other balanced mandates. 66%, 27% and 92% of multi-asset AUM performed above the benchmark or peer median for the one-, three- and five-year periods ended December 31, 2011. In 2011, strong net inflows of $42.7 billion were narrowly offset by $3.1 billion of valuation losses.

•

Alternatives AUM of $104.9 billion decreased 4% driven by $1.3 billion of net currency and commodity outflows and $1.6 billion of net outflows from active products including fund of funds, hedge funds, real estate and private equity mandates. Market valuation declines of $1.6 billion also dampened results. For full year 2011, we recorded $3.8 billion of net outflows, before merger-related outflows. Results included $3.8 billion of currency and commodity outflows, and $1.9 billion of outflows from fund of funds, real estate and private equity, partially offset by $1.8 billion of net inflows into hedge fund strategies.

•

Cash management AUM increased 4% to $254.7 billion. Net inflows of $10.9 billion were partially offset by $0.9 billion of foreign exchange and market valuation losses. In 2011, cash management net outflows totaled $22.9 billion driven by institutional client redemptions from prime funds.

•	Advisory AUM declined 7% to $120.1 billion driven by planned portfolio liquidations.

For the quarter, long-term net inflows of $22.5 billion in the Americas and $10.1 billion in Asia-Pacific were partially offset by net outflows of $8.8 billion from EMEA clients. For the year, long-term net new business was positive in all regions, before giving effect to the final merger-related outflows recorded in the first half of the year. In the fourth quarter, long-term net inflows of $3.5 billion from Americas retail and high net worth clients were partially offset by $3.0 billion of outflows from international retail investors. iShares recorded $20.1 billion of net inflows.

•

iShares AUM of $593.4 billion grew 8% driven by net inflows of $20.1 billion, up 87% from the prior quarter and 51% from the fourth quarter 2010. Inflows reflected $11.0 billion in fixed income and $8.8 billion in equities. EMEA iShares continued to benefit from investor preference for the safety of investments in developed economies. U.S. iShares generated nearly $16 billion of inflows driven by strong demand for our emerging markets and yield-oriented products. For 2011, iShares gained $53.0 billion of net inflows or a 31% share of ETP flows for the year.

•

Retail long-term AUM increased 4% to $363.4 billion as strong inflows of $3.5 billion from Americas retail and high net worth clients were largely offset by $3.0 billion of net outflows in international retail driven by continued trends toward de-risking. Domestic retail flows were dominated by strong demand for global allocation, U.S. sector-specialty and municipal fixed income mutual fund offerings. For the year, net inflows of $16.8 billion from Americas retail and high net worth clients were partially offset by $3.3 billion of net outflows from international retail investors, before the effect of merger-related outflows.

•

Institutional long-term AUM grew 5% to $2.181 trillion and reflected net inflows of $3.2 billion driven by $24.9 billion into passive equity and fixed income strategies. Net inflows were partially offset by long-term net outflows of $21.9 billion in active strategies including $5.8 billion from SAE. These mixed flows reflect clients’ preference for more efficient market exposure and shifting asset allocation dynamics in the face of continued market volatility. For the full year, institutional client long-term net inflows were $0.9 billion, before the effect of the final merger-related outflows in the first half of the year.

BlackRock Solutions added 14 net new assignments during the quarter, including two Aladdin assignments, four risk management mandates and 10 non-recurring advisory engagements. We completed 15 short-term advisory assignments during the quarter. Furthermore, we ended the quarter with 15 implementations in progress.

Fourth Quarter Financial Highlights

Comparison to the Fourth Quarter 2010

Operating income: Fourth quarter 2011 operating income decreased 14% to $808 million from $940 million in fourth quarter 2010. Fourth quarter 2011 operating income included $32 million of restructuring charges. Operating income, as adjusted of $841 million, which excludes the restructuring charges, decreased 13%.

Fourth quarter 2011 revenue of $2.2 billion decreased $266 million, or 11%, from $2.5 billion in fourth quarter 2010 primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1.9 billion in fourth quarter 2011 decreased $88 million, or 5%, from $2.0 billion in fourth quarter 2010. The decrease in fees reflected lower average AUM.

•	Performance fees of $147 million in fourth quarter 2011 declined $179 million, or 55%, from $326 million in fourth quarter 2010 primarily reflecting lower performance fees from hedge funds.

•

BlackRock Solutions and advisory revenue of $149 million in fourth quarter 2011 increased from $132 million in fourth quarter 2010 primarily reflecting additional Aladdin® mandates and advisory assignments.

•	Other revenue decreased $11 million, largely reflecting lower transition management service fees.

Fourth quarter 2011 total operating expenses of $1.4 billion decreased $134 million (excluding the previously mentioned restructuring charges, operating expenses decreased $166 million). Results were driven by the following:

•

Employee compensation and benefits decreased $67 million driven by an $84 million decrease in incentive compensation partially offset by an $18 million net increase in base salaries, severance, benefits and employer payroll taxes.

•	Distribution and servicing costs decreased $19 million driven by a decline in cash management-related costs due to lower average AUM.

•	Amortization of deferred sales commissions decreased $5 million primarily related to lower sales of certain share classes of open-end funds.

•	Direct fund expenses decreased $6 million reflecting lower shareholding reporting.

•	General and administration expenses decreased $68 million primarily related to lower marketing and promotional expenses and lower regulatory fees.

Non-operating income (expense): Fourth quarter 2011 non-operating expense, net of non-controlling interests, was $21 million compared with $26 million of non-operating income in fourth quarter 2010. Fourth quarter 2011 included $39 million of net interest expense partially offset by $18 million of net positive marks on private equity and real estate fund co-investments. The increase in net interest expense reflected the $2.0 billion debt issuance in second quarter 2011 in connection with the repurchase of Bank of America’s remaining ownership interest in BlackRock.

Income tax expense: Income tax expense totaled $232 million and $309 million for the fourth quarter 2011 and 2010, respectively. The GAAP effective income tax rate for the fourth quarter 2011 was 29.5% compared with 32.0% for the fourth quarter 2010. Fourth quarter 2011 included $20 million of non-cash benefits associated with revaluation of certain deferred tax liabilities primarily due to tax legislation enacted in Japan, which have been excluded from the as adjusted results.

Comparison to the Third Quarter 2011

Operating income: Fourth quarter 2011 operating income increased 4% to $808 million from $777 million in third quarter 2011. Fourth quarter 2011 operating income included $32 million of restructuring charges, while third quarter 2011 operating income included $63 million of UK lease exit costs related to the Company’s exit from two London locations. Operating income, as adjusted, which excludes the fourth quarter 2011 restructuring charges and the third quarter 2011 UK lease exit costs, decreased 1%.

Fourth quarter 2011 revenues increased $2 million from third quarter 2011, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue in fourth quarter 2011 decreased $86 million from third quarter 2011. The decline in revenue reflected market driven reduction in equity AUM, offset by $15 million higher securities lending fees due to an increase in average balances of international securities on loan.

•

Performance fees of $147 million in fourth quarter 2011 increased $56 million, or 62%, from third quarter 2011, primarily resulting from equity and multi-asset class products that have performance measurement periods ending on December 31.

•

BlackRock Solutions and advisory revenue of $149 million in fourth quarter 2011 increased from $117 million in third quarter 2011 driven by higher revenue from advisory assignments and Aladdin mandates.

Fourth quarter 2011 total operating expenses of $1.4 billion decreased $29 million (a $2 million increase excluding the $32 million fourth quarter 2011 restructuring charges and the $63 million third quarter 2011 UK lease exit costs) from third quarter 2011. Results reflected the following:

•	Employee compensation and benefits increased $3 million primarily related to an increase in incentive compensation substantially offset by a decline in benefits and employer payroll taxes.

•	Direct fund expenses decreased $11 million primarily related to a decrease in average iShares AUM where BlackRock pays certain non-advisory expenses of the funds.

•	General and administration expenses increased $15 million, excluding the previously mentioned $63 million third quarter 2011 UK lease exit costs.

Non-operating income (expense): Fourth quarter 2011 non-operating expense, net of non-controlling interests, was $21 million compared with $87 million in third quarter 2011. Fourth quarter 2011 included $39 million of net interest expense partially offset by $18 million of net positive marks on private equity and real estate fund co-investments.

Income tax expense: The GAAP effective income tax rate for the fourth quarter 2011 was 29.5% compared with 13.7% for the third quarter 2011. Both periods included non-cash benefits associated with revaluation of certain deferred tax liabilities, which have been excluded from the as adjusted results. The fourth quarter 2011 GAAP tax rate included a $20 million non-cash benefit primarily due to tax legislation enacted in Japan while the third quarter 2011 GAAP tax rate included a $129 million non-cash benefit due to tax legislation enacted in the UK and a state tax election.

Teleconference, Webcast and Presentation Information

Chairman and Chief Executive Officer, Laurence D. Fink, and Chief Financial Officer, Ann Marie Petach, will host a teleconference call for investors and analysts at 9:00 a.m. (Eastern Time). Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 39409145). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by Thursday, January 19, 2012 and ending at midnight on Thursday, February 2, 2012. To access the replay of the teleconference, callers from the United States should dial (800) 585-8367 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 39409145. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information shown is based on preliminarily available data. The performance information for actively managed accounts reflects U.S. open-end and closed-end mutual funds and similar EMEA-based products with respect to peer median comparisons, and actively managed institutional and high net worth separate accounts and funds located globally with respect to benchmark comparisons, as determined using objectively based internal parameters, using the most current verified information available as of December 31, 2011 (November 30, 2011 for high net worth accounts).

Accounts terminated prior to December 31, 2011 are not included. In addition, accounts that have not been verified as of January 13, 2012 have not been included. If such terminated and other accounts had been included, the performance information may have substantially differed from that shown. The performance information does not include funds or accounts that are not measured against a benchmark, any benchmark-based alternatives product, private equity products, CDOs, or accounts managed by BlackRock’s Financial Markets Advisory Group. Comparisons are based on gross-of-fee performance for U.S. retail, institutional and high net worth separate accounts and EMEA institutional separate accounts and net-of-fee performance for EMEA based retail products. The performance tracking information for institutional index accounts is based on gross-of-fee performance as of December 31, 2011, and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund, as of December 31, 2011.

Source of performance information and peer medians is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At December 31, 2011, BlackRock’s AUM was $3.513 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of December 31, 2011, the firm has approximately 10,100 employees in 27 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-looking Statements

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property and information security protection; (10) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays Bank PLC or The PNC Financial Services Group, Inc.; (11) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; and (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

BlackRock’s Annual Report on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on the Company’s website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Change	Three Months Ended September 30, 2011	Change	Year Ended December 31,		Change
	2011	2010				2011	2010
Revenue
Investment advisory, administration fees and securities lending revenue	$1,863	$1,951	($88)	$1,949	($86)	$7,896	$7,290	$606
Investment advisory performance fees	147	326	(179)	91	56	371	540	(169)
BlackRock Solutions and advisory	149	132	17	117	32	510	460	50
Distribution fees	22	27	(5)	23	(1)	100	116	(16)
Other revenue	46	57	(11)	45	1	204	206	(2)

Total revenue	2,227	2,493	(266)	2,225	2	9,081	8,612	469

Expenses
Employee compensation and benefits	774	841	(67)	771	3	3,199	3,097	102
Distribution and servicing costs	87	106	(19)	90	(3)	386	408	(22)
Amortization of deferred sales commissions	18	23	(5)	20	(2)	81	102	(21)
Direct fund expenses	128	134	(6)	139	(11)	563	493	70
General and administration	341	409	(68)	389	(48)	1,415	1,354	61
Restructuring charges	32	—	32	—	32	32	—	32
Amortization of intangible assets	39	40	(1)	39	—	156	160	(4)

Total expenses	1,419	1,553	(134)	1,448	(29)	5,832	5,614	218

Operating income	808	940	(132)	777	31	3,249	2,998	251
Non-operating income (expense)
Net gain (loss) on investments	28	62	(34)	(59)	87	46	179	(133)
Net gain (loss) on consolidated variable interest entities	18	(19)	37	(16)	34	(18)	(35)	17
Interest and dividend income	9	10	(1)	12	(3)	34	29	5
Interest expense	(48)	(35)	(13)	(49)	1	(176)	(150)	(26)

Total non-operating income (expense)	7	18	(11)	(112)	119	(114)	23	(137)

Income before income taxes	815	958	(143)	665	150	3,135	3,021	114
Income tax expense	232	309	(77)	95	137	796	971	(175)

Net income	583	649	(66)	570	13	2,339	2,050	289
Less:
Net income (loss) attributable to non-controlling interests	28	(8)	36	(25)	53	2	(13)	15

Net income attributable to BlackRock, Inc.	$555	$657	($102)	$595	($40)	$2,337	$2,063	$274

Weighted-average common shares outstanding (e)
Basic	178,562,187	191,057,374	(12,495,187)	179,034,837	(472,650)	184,265,367	190,554,510	(6,289,143)
Diluted	181,987,669	193,478,460	(11,490,791)	181,825,329	162,340	187,116,410	192,692,047	(5,575,637)
Earnings per share attributable to BlackRock, Inc. common stockholders (e)
Basic	$3.10	$3.39	($0.29)	$3.28	($0.18)	$12.56	$10.67	$1.89
Diluted	$3.05	$3.35	($0.30)	$3.23	($0.18)	$12.37	$10.55	$1.82
Cash dividends declared and paid per share	$1.375	$1.00	$0.375	$1.375	$0.00	$5.50	$4.00	$1.50
Supplemental information:
AUM (end of period)	$3,512,681	$3,560,968	($48,287)	$3,345,067	$167,614	$3,512,681	$3,560,968	($48,287)

Operating income, as adjusted (a)	$841	$962	($121)	$849	($8)	$3,392	$3,167	$225

Operating margin, GAAP basis	36.3%	37.7%	(1.4%)	34.9%	1.4%	35.8%	34.8%	1.0%
Operating margin, as adjusted (a)	40.0%	40.7%	(0.7%)	40.1%	(0.1%)	39.7%	39.3%	0.4%

Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted (b)	($21)	$20	($41)	($79)	$58	($113)	$25	($138)

Net income attributable to BlackRock, Inc., as adjusted (c) (d)	$558	$670	($112)	$521	$37	$2,239	$2,139	$100

Diluted earnings attributable to BlackRock, Inc. common stockholders per share, as adjusted (c) (d) (e)	$3.06	$3.42	($0.36)	$2.83	$0.23	$11.85	$10.94	$0.91

Effective tax rate, GAAP basis	29.5%	32.0%	(2.5%)	13.7%	15.8%	25.4%	32.0%	(6.6%)
Shares outstanding excluding escrow shares (end of period)	178,309,109	191,191,553	(12,882,444)	178,861,410	(552,301)	178,309,109	191,191,553	(12,882,444)

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items management deems non-recurring, or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(Dollar amounts in millions)	2011	2010	2011	2011	2010
Operating income, GAAP basis	$808	$940	$777	$3,249	$2,998
Non-GAAP expense adjustments:
BGI integration costs:
Employee compensation and benefits	—	—	—	—	25
General and administration	—	—	—	—	65

Total BGI integration costs	—	—	—	—	90
UK lease exit costs	—	—	63	63	—
Restructuring charges	32	—	—	32	—
PNC LTIP funding obligation	1	14	15	44	58
Merrill Lynch compensation contribution	—	2	2	7	10
Compensation expense related to appreciation (depreciation) on deferred compensation plans	—	6	(8)	(3)	11

Operating income, as adjusted	841	962	849	3,392	3,167
Closed-end fund launch costs	7	—	—	26	15
Closed-end fund launch commissions	1	—	—	3	2

Operating income used for operating margin measurement	$849	$962	$849	$3,421	$3,184

Revenue, GAAP basis	$2,227	$2,493	$2,225	$9,081	$8,612
Non-GAAP adjustments:
Distribution and servicing costs	(87)	(106)	(90)	(386)	(408)
Amortization of deferred sales commissions	(18)	(23)	(20)	(81)	(102)

Revenue used for operating margin measurement	$2,122	$2,364	$2,115	$8,614	$8,102

Operating margin, GAAP basis	36.3%	37.7%	34.9%	35.8%	34.8%

Operating margin, as adjusted	40.0%	40.7%	40.1%	39.7%	39.3%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Management believes operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time and, therefore, provide useful disclosure to investors.

Operating income, as adjusted:

BGI integration costs consisted principally of compensation expense, legal fees, marketing and promotional, occupancy and consulting expenses incurred in conjunction with the BGI acquisition from Barclays. UK lease exit costs represent costs to exit two locations in London in the third quarter 2011. Restructuring charges consist of compensation costs and professional fees.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock stock held by The PNC Financial Services Group, Inc. (“PNC”) and a Merrill Lynch & Co., Inc. (“Merrill Lynch”) cash compensation contribution, a portion of which has been received, has been excluded because these charges ultimately do not impact BlackRock’s book value. The expense related to the Merrill Lynch cash compensation contribution ceased at the end of the third quarter 2011.

Compensation expense associated with appreciation (depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

Management believes operating income exclusive of these costs is a useful measure in evaluating BlackRock’s operating performance and helps enhance the comparability of this information for the reporting periods presented.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes the exclusion of such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may fluctuate based on market movements, such as BGI integration costs, UK lease exit costs, restructuring charges, closed-end fund launch costs, commissions paid to certain employees as compensation and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance with other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes the exclusion of such costs is useful because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, substantially offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, equals non-operating income (expense), GAAP basis, less net income (loss) attributable to NCI, adjusted for compensation expense associated with (appreciation) depreciation on investments related to certain BlackRock deferred compensation plans. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended			Year Ended December 31,
	December 31,		September 30, 2011
(Dollar amounts in millions)	2011	2010		2011	2010
Non-operating income (expense), GAAP basis	$7	$18	($112)	($114)	$23
Less: Net income (loss) attributable to NCI	28	(8)	(25)	2	(13)

Non-operating income (expense)(1)	(21)	26	(87)	(116)	36
Compensation expense related to (appreciation) depreciation on deferred compensation plans	—	(6)	8	3	(11)

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted	($21)	$20	($79)	($113)	$25

(1)	Net of net income (loss) attributable to non-controlling interests.

Management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides comparability of this information to reporting periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on investments related to certain deferred compensation plans, which is included in operating income, substantially offsets the gain (loss) on the investments set aside for these plans, management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items, charges that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow.

	Three Months Ended			Year Ended December 31,
(Dollar amounts in millions, except per share data)	December 31,		September 30,
	2011	2010	2011	2011	2010
Net income attributable to BlackRock, Inc., GAAP basis	$555	$657	$595	$2,337	$2,063
Non-GAAP adjustments, net of tax:(d)
BGI integration costs	—	—	—	—	59
UK lease exit costs	—	—	43	43	—
Restructuring charges	22	—	—	22	—
PNC LTIP funding obligation	1	11	10	30	40
Merrill Lynch compensation contribution	—	2	2	5	7
Income tax law changes/election	(20)	—	(129)	(198)	(30)

Net income attributable to BlackRock, Inc., as adjusted	$558	$670	$521	$2,239	$2,139

Allocation of net income attributable to BlackRock, Inc., as adjusted:
Common shares(e)	$557	$661	$515	$2,218	$2,109
Participating restricted stock units	1	9	6	21	30

Net income attributable to BlackRock, Inc., as adjusted	$558	$670	$521	$2,239	$2,139

Diluted weighted-average common shares outstanding(e)	181,987,669	193,478,460	181,825,329	187,116,410	192,692,047

Diluted earnings per common share, GAAP basis(e)	$3.05	$3.35	$3.23	$12.37	$10.55

Diluted earnings per common share, as adjusted(e)	$3.06	$3.42	$2.83	$11.85	$10.94

See note (a) Operating income, as adjusted, and operating margin, as adjusted, for information on BGI integration costs, UK lease exit costs, restructuring charges, PNC LTIP funding obligation and Merrill Lynch compensation contribution.

During the years ended December 31, 2011 and 2010, adjustments primarily related to a state tax election and certain enacted UK tax and Japan legislations, which resulted in the re-measurement of certain deferred income tax liabilities primarily related to acquired indefinite-lived intangible assets. The resulting increase or decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as these items will not have a cash flow impact and to ensure comparability for periods presented.

(d) For the years ended December 31, 2011 and 2010, non-GAAP adjustments were tax effected at 31.8% and 33%, respectively, reflecting a blended rate applicable to the adjustments. BlackRock’s tax rates in fourth quarter 2011 and 2010 included the impact of changes in the fourth quarter to the respective full year blended rates applicable to the adjustments.

(e) Non-voting participating preferred shares are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. Certain unvested restricted stock units are not included in this number as they are deemed participating securities in accordance with required provisions of Accounting Standards Codification 260-10, Earnings per Share. For the quarters ended December 31, 2011 and 2010, and September 30, 2011 average outstanding participating securities were 0.2 million, 2.7 million and 2.2 million, respectively.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three Months Ended December 31,			Three Months Ended September 30,		Year Ended December 31,
	2011	2010	$ Change	2011	$ Change	2011	2010	$ Change
Investment advisory, administration fees and securities lending revenue
Equity:
Active	$437	$484	$(47)	$483	$(46)	$1,967	$1,848	$119
Institutional index	112	111	1	117	(5)	488	424	64
iShares	430	460	(30)	454	(24)	1,847	1,660	187
Fixed income:
Active	278	270	8	281	(3)	1,104	1,047	57
Institutional index	48	47	1	47	1	203	166	37
iShares	88	73	15	81	7	317	263	54
Multi-asset class	220	216	4	226	(6)	894	740	154
Alternatives:
Active	133	136	(3)	138	(5)	557	522	35
Currency and commodities	32	31	1	36	(4)	136	110	26

Long-term	1,778	1,828	(50)	1,863	(85)	7,513	6,780	733
Cash management	85	123	(38)	86	(1)	383	510	(127)

Total base fees	1,863	1,951	(88)	1,949	(86)	7,896	7,290	606
Investment advisory performance fees:
Equity	64	88	(24)	24	40	145	123	22
Fixed income	18	23	(5)	10	8	35	55	(20)
Multi-asset class	18	27	(9)	6	12	20	33	(13)
Alternatives	47	188	(141)	51	(4)	171	329	(158)

Total	147	326	(179)	91	56	371	540	(169)
BlackRock Solutions and advisory	149	132	17	117	32	510	460	50
Distribution fees	22	27	(5)	23	(1)	100	116	(16)
Other revenue	46	57	(11)	45	1	204	206	(2)

Total revenue	$2,227	$2,493	$(266)	$2,225	$2	$9,081	$8,612	$469

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Mix of Investment Advisory, Administration Fees and Securities Lending Revenue

(unaudited)

	Three Months Ended			Three Months Ended		Year Ended
	December 31,			September 30,		December 31,
	2011	2010	Δ in %	2011	Δ in %	2011	2010	Δ in %
Equity:
Active	22%	24%	(2%)	26%	(4%)	25%	25%	0%
Institutional index	6%	6%	0%	6%	0%	6%	6%	0%
iShares	23%	24%	(1%)	23%	0%	23%	23%	0%
Fixed income:
Active	15%	14%	1%	14%	1%	14%	14%	0%
Institutional index	3%	2%	1%	2%	1%	3%	2%	1%
iShares	5%	4%	1%	4%	1%	4%	4%	0%
Multi-asset class	12%	11%	1%	12%	0%	11%	10%	1%
Alternatives:
Active	7%	7%	0%	7%	0%	7%	7%	0%
Currency and commodities	2%	2%	0%	2%	0%	2%	2%	0%

Long-term	95%	94%	1%	96%	(1%)	95%	93%	2%
Cash management	5%	6%	(1%)	4%	1%	5%	7%	(2%)

Total	100%	100%	0%	100%	0%	100%	100%	0%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

	Three Months Ended December 31,			Three Months Ended September 30,		Year Ended December 31,
	2011	2010	$ Change	2011	$ Change	2011	2010	$ Change
Non-operating income (expense), GAAP basis	$7	$18	$(11)	$(112)	$119	$(114)	$23	$(137)
Less: Net income (loss) attributable to NCI	28	(8)	36	(25)	53	2	(13)	15

Non-operating income (expense)(1)	$(21)	$26	$(47)	$(87)	$66	$(116)	$36	$(152)

	Estimated economic investments at December 31,	Three Months Ended December 31,			Three Months Ended September 30,		Year Ended December 31,
	2011(2)	2011	2010	$ Change	2011	$ Change	2011	2010	$ Change
Net gain (loss) on investments(1)
Private equity	25-30%	$14	$13	$1	$(4)	$18	$36	$31	$5
Real estate	10-15%	3	5	(2)	4	(1)	10	17	(7)
Distressed credit/mortgage funds	20-25%	—	16	(16)	(27)	27	(13)	66	(79)
Hedge funds/funds of hedge funds	15-20%	(1)	7	(8)	(9)	8	(5)	18	(23)
Other investments(3)	20-25%	2	4	(2)	(6)	8	1	14	(13)

Sub-total		18	45	(27)	(42)	60	29	146	(117)
Investments related to deferred compensation plans		—	6	(6)	(8)	8	(3)	11	(14)

Total net gain (loss) on investments(1)		18	51	(33)	(50)	68	26	157	(131)
Interest and dividend income		9	10	(1)	12	(3)	34	29	5
Interest expense		(48)	(35)	(13)	(49)	1	(176)	(150)	(26)

Net interest expense		(39)	(25)	(14)	(37)	(2)	(142)	(121)	(21)

Total non-operating income (expense)(1)		(21)	26	(47)	(87)	66	(116)	36	(152)
Compensation expense related to (appreciation) depreciation on deferred compensation plans		—	(6)	6	8	(8)	3	(11)	14

Non-operating income (expense), as adjusted(1)		$(21)	$20	$(41)	$(79)	$58	$(113)	$25	$(138)

(1)	Net of net income (loss) attributable to non-controlling interests (“NCI”).
(2)	Percentages represent estimated percentages of BlackRock’s corporate economic investment portfolio.
(3)	Amounts include net gains (losses) related to equity and fixed income investments and BlackRock’s seed capital hedging program.

BlackRock, Inc.

Economic Tangible Assets

(Dollar amounts in billions)

(unaudited)

The Company presents economic tangible assets as additional information to enable investors to eliminate gross presentation of certain assets that have equal and offsetting liabilities or non-controlling interests that ultimately do not have an impact on stockholders’ equity (excluding appropriated retained earnings related to consolidated collateralized loan obligations) or cash flows. In addition, goodwill and intangible assets are excluded from economic tangible assets.

	December 31,
	2011 (Est.)	2010
Total balance sheet assets	$180	$179
Separate account assets and collateral held under securities lending agreements	(140)	(139)
Consolidated VIEs/sponsored investment funds	(2)	(2)
Goodwill and intangible assets, net	(30)	(30)

Economic tangible assets	$8	$8

Economic tangible assets include cash, receivables, seed and co-investments, and other assets.

Attachment IV

BlackRock, Inc.

Q4 2011- Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

Current Quarter Component Changes

	September 30, 2011 (1)	Net subscriptions (redemptions) (2)	Market appreciation (depreciation)	Foreign exchange (4)	December 31, 2011	Variance vs. September 30, 2011
Equity:
Active	$266,047	$(8,234)	$17,608	$(265)	$275,156	3%
Institutional index	790,328	12,173	63,545	(747)	865,299	9%
iShares	384,821	8,848	26,989	(1,007)	419,651	9%
Fixed income:
Active	620,139	(14,081)	9,250	(504)	614,804	(1%)
Institutional index	443,018	12,813	23,839	(554)	479,116	8%
iShares	141,865	11,044	1,424	(531)	153,802	8%
Multi-asset class	215,183	4,111	7,427	(1,551)	225,170	5%
Alternatives:
Active	65,580	(1,560)	(402)	29	63,647	(3%)
Currency and commodities	43,812	(1,289)	(1,239)	17	41,301	(6%)

Long-term	2,970,793	23,825	148,441	(5,113)	3,137,946	6%
Cash management	244,663	10,890	17	(905)	254,665	4%

Sub-total	3,215,456	34,715	148,458	(6,018)	3,392,611	6%
Advisory (5)	129,611	(10,145)	689	(85)	120,070	(7%)

Total AUM	$3,345,067	$24,570	$149,147	$(6,103)	$3,512,681	5%

BlackRock, Inc.

Full Year 2011- Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

Year-over-Year Component Changes

	December 31, 2010 (1)	Net subscriptions (redemptions) (2)	BGI merger- related outflows (3)	Market appreciation (depreciation)	Foreign exchange (4)	December 31, 2011	Variance vs. December 31, 2010
Equity:
Active	$334,532	$(22,876)	$(6,943)	$(29,793)	$236	$275,156	(18%)
Institutional index	911,775	22,403	(20,630)	(48,402)	153	865,299	(5%)
iShares	448,160	24,612	—	(49,863)	(3,258)	419,651	(6%)
Fixed income:
Active	592,303	(17,398)	(413)	40,366	(54)	614,804	4%
Institutional index	425,930	(5,152)	(113)	55,463	2,988	479,116	12%
iShares	123,091	26,876	—	4,824	(989)	153,802	25%
Multi-asset class	185,587	42,654	—	(401)	(2,670)	225,170	21%
Alternatives:
Active	63,603	48	(152)	179	(31)	63,647	0%
Currency and commodities	46,135	(3,818)	—	(1,462)	446	41,301	(10%)

Long-term	3,131,116	67,349	(28,251)	(29,089)	(3,179)	3,137,946	0%
Cash management	279,175	(22,899)	—	128	(1,739)	254,665	(9%)

Sub-total	3,410,291	44,450	(28,251)	(28,961)	(4,918)	3,392,611	(1%)
Advisory (5)	150,677	(29,903)	—	1,448	(2,152)	120,070	(20%)

Total AUM	$3,560,968	$14,547	$(28,251)	$(27,513)	$(7,070)	$3,512,681	(1%)

(1)	Data reflects the reclassification of prior period AUM to the current period presentation.
(2)	Amounts include distributions representing return of capital and return on investment to investors.
(3)	Amounts include outflows due to manager concentration considerations prior to third quarter 2011 and outflows from scientific active equity performance prior to second quarter 2011.
(4)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(5)	Advisory AUM represents long-term portfolio liquidation assignments.